Exhibit 10.1

VELODYNE LIDAR, INC.

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (the “Agreement”) is made and entered into by and between _______________ (“Executive”) and Velodyne Lidar, Inc., a Delaware corporation (“Velodyne”), as of _______________ (the “Effective Date”).

This Agreement provides severance and acceleration benefits in connection with certain qualifying terminations of Executive’s employment with Velodyne and its subsidiaries, as applicable (referred to collectively herein as the “Velodyne Group”). Certain capitalized terms are defined in Section 8. Velodyne and Executive agree as follows:

1.      Term. This Agreement shall become effective on the date on which it is signed by Executive (the “Effective Date”).

2.      Certain Involuntary Termination Benefits.

(a)   Involuntary Termination Outside of a Change in Control Period. If Executive is subject to an Involuntary Termination that occurs outside of a Change in Control Period and Executive satisfies the conditions described in Section 2(c) below, then:

(i)            Velodyne or another member of the Velodyne Group, as applicable, shall continue to pay such Executive’s Base Salary for a period of _______ months following such Executive’s Separation, which will be paid in accordance with Velodyne’s or, if applicable, such other member of the Velodyne Group’s standard payroll procedures; and

(ii)           If Executive timely elects continued coverage under COBRA, Velodyne or another member of the Velodyne Group, as applicable, shall pay the same portion of the monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (a) the last day of the period ending on the date that is ____ months following such Executive’s Separation, (b) the expiration of Executive’s continuation coverage under COBRA or (c) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment. Notwithstanding the foregoing, if Velodyne or, if applicable, another member of the Velodyne Group, determines in its sole discretion that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing Velodyne or any other member of the Velodyne Group to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Velodyne or another member of the Velodyne Group, as applicable, instead will pay Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the date of Executive’s Separation for Executive and Executive’s eligible dependents pursuant to the health insurance plans of the Velodyne Group in which Executive or Executive’s eligible dependents participated as of the day of Executive’s Separation (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage.

(b)   Involuntary Termination Within a Change in Control Period. If Executive is subject to an Involuntary Termination that occurs within a Change in Control Period and Executive satisfies the conditions described in Section 2(c) below, then:

(i)            Velodyne or another member of the Velodyne Group, as applicable, shall continue to pay such Executive’s Base Salary for a period of _____ months following such Executive’s Separation, which will be paid in accordance with Velodyne’s or, if applicable, such other member of the Velodyne Group’s standard payroll procedures;

(ii)           Velodyne or another member of the Velodyne Group, as applicable, shall pay the Executive a lump-sum cash amount equal to Executive’s annual target bonus established by Velodyne or, as applicable, by such other member of the Velodyne Group, for the fiscal year in which Executive’s Separation occurs; and

(iii)          If Executive timely elects continued coverage under COBRA, Velodyne or another member of the Velodyne Group, as applicable, shall pay the same portion of the monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (a) the last day of the period ending on the date that is ____ months following such Executive’s Separation, (b) the expiration of Executive’s continuation coverage under COBRA or (c) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment. Notwithstanding the foregoing, if Velodyne or, if applicable, such other member of the Velodyne Group, determines in its sole discretion that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing Velodyne or any other member of the Velodyne Group to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Velodyne or such other member of the Velodyne Group, as applicable, instead will pay Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the date of Executive’s Separation for Executive and Executive’s eligible dependents pursuant to the health insurance plans of the Velodyne Group in which Executive or Executive’s eligible dependents participated as of the day of Executive’s Separation (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage;

(iv)         One hundred percent (100%) of the shares subject to each of Executive’s then-outstanding equity awards subject to time-based vesting shall become fully vested. In the case of equity awards with performance-based vesting, the level of achievement of the applicable performance goals will be deemed to equal the greater of (a) the target level of achievement of the performance goals or (ii) the actual level of achievement of the performance goals (to the extent then reasonably determinable). For the avoidance of doubt, if Executive’s Involuntary Termination occurs prior to a Change in Control, then any unvested portion of Executive’s then-outstanding equity awards will remain outstanding until the earlier of (a) three (3) months after the Involuntary Termination or (b) the occurrence of a Change in Control so that any additional benefits due on an Involuntary Termination Within a Change in Control Period can be provided if a Change in Control occurs within 3 months following such Involuntary Termination (provided that in no event will Executive’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration). In such case, if no Change in Control occurs within 3 months following an Involuntary Termination, any then-unvested portion of Executive’s equity awards will automatically be forfeited on the 3-month anniversary of the Involuntary Termination.

(c)   Preconditions to Severance and Vesting Acceleration Benefits / Timing of Benefits. As a condition to Executive’s receipt of any benefits described in Section 2(a) or 2(b), Executive shall execute, and allow to become effective, a general release of claims provided by Velodyne or such other member of the Velodyne Group, as applicable, consistent with past practice and promptly after such Involuntary Termination and, if requested by Velodyne’s Board of Directors, must immediately resign as an officer and member of the Velodyne’s Board of Directors and as an officer and member of the board of directors of any subsidiaries of Velodyne. Executive must execute and return the release on or before the date specified by Velodyne or such other member of the Velodyne Group, as applicable, in the release, which will in no event be later than 50 days after Executive’s employment terminates. If Executive fails to return the release by the deadline or if Executive revokes the release, then Executive will not be entitled to the benefits described in this Section 2. All such benefits will be provided, paid or commence in all events within 60 days after Executive’s Involuntary Termination (and, where applicable, will include at such time any amounts accrued from the date of Executive’s Separation). If such 60-day period spans two calendar years, then such benefit will in any event be provided, paid or commence in the second calendar year; provided that where such 60-day period does not span two calendar years, then the benefits will be provided, paid or commence within 30 days after execution of such general release of claims (without revocation).

(d)   Death of the Executive. If the Executive dies before all payments or benefits the Executive is entitled to receive under the Agreement have been paid, such unpaid amounts will be paid to the Executive’s designated beneficiary, if living, or otherwise to the Executive’s personal representative in a lump-sum payment as soon as possible following the Executive’s death.

3.      Section 409A. Velodyne intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) so that none of the payments or benefits will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Code Section 409A, each payment, installment or benefit payable under this Agreement is hereby designated as a separate payment. In addition, if Velodyne determines that Executive is a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of Executive’s Separation, then (i) any severance payments or benefits, to the extent that they are subject to Code Section 409A, will not be paid or otherwise provided until the first business day following the earlier of (A) expiration of the six-month period measured from Executive’s Separation or (B) the date of Executive’s death and (ii) any installments that otherwise would have been paid or provided prior to such date will be paid or provided in a lump sum when the severance payments or benefits commence.

4.      Section 280G.

(a)   Notwithstanding anything contained in this Agreement to the contrary, in the event that the payments and benefits provided pursuant to this Agreement, together with all other payments and benefits received or to be received by Executive (“Payments”), constitute “parachute payments” within the meaning of Code Section 280G, and, but for this Section 4, would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Payments shall be made to Executive either (i) in full or (ii) as to such lesser amount as would result in no portion of the Payments being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account applicable federal, state and local income taxes and the Excise Tax, results in Executive’s receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For the avoidance of doubt, the Payments shall include acceleration of vesting of equity awards granted by Velodyne that vest based on service to Velodyne or any other member of the Velodyne Group and that accelerate in connection with a Change in Control of Velodyne, but only to the extent such acceleration of vesting is deemed a parachute payment with respect to a Change in Control of Velodyne.

(b)   For purposes of determining whether to make a Reduced Payment, if applicable, Velodyne shall cause to be taken into account all federal, state and local income and employment taxes and excise taxes applicable to the Executive (including the Excise Tax). If a Reduced Payment is made, Velodyne, and as applicable, all other members of the Velodyne Group, shall reduce or eliminate the Payments in the following order, unless (to the extent permitted by Section 409A of the Code) Executive elects to have the reduction in payments applied in a different order: (1) cancellation of accelerated vesting of options with no intrinsic value, (2) reduction of cash payments, (3) cancellation of accelerated vesting of equity awards other than options, (4) cancellation of accelerated vesting of options with intrinsic value and (5) reduction of other benefits paid to the Executive. In the event that acceleration of vesting is reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s equity awards. In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with payments or benefits which are to be paid farthest in time from the date of the determination. For avoidance of doubt, an option will be considered to have no intrinsic value if the exercise price of the shares subject to the option exceeds the fair market value of such shares.

(c)   All determinations required to be made under this Section 4 (including whether any of the Payments are parachute payments and whether to make a Reduced Payment) will be made by a nationally recognized independent accounting firm selected by Velodyne. For purposes of making the calculations required by this section, the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonably, good faith interpretations concerning the application of Code Sections 280G and 4999. Velodyne will bear the costs that the accounting firm may reasonably incur in connection with the calculations contemplated by this Section 4. The accounting firm’s determination will be binding on both Executive and Velodyne and the other members of the Velodyne Group, as applicable, absent manifest error.

(d)   As a result of uncertainty in the application of Sections 4999 and 280G of the Code at the time of the initial determination by the accounting firm hereunder, it is possible that payments will have been made by Velodyne or another member of the Velodyne Group which should not have been made (an “Overpayment”) or that additional payments which will not have been made by Velodyne or another member of the Velodyne Group could have been made (an “Underpayment”), consistent in each case with the calculation of whether and to what extent a Reduced Payment shall be made hereunder. In either event, the accounting firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the event that the accounting firm determines that an Overpayment has occurred, the Executive shall promptly repay, or transfer, to Velodyne or such other member of the Velodyne Group, as applicable, the amount of any such Overpayment; provided, however, that no amount shall be payable, or transferable, by the Executive to Velodyne or any other member of the Velodyne Group if and to the extent that such payment or transfer would not reduce the amount that is subject to taxation under Section 4999 of the Code. In the event that the accounting firm determines that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by Velodyne or such other member of the Velodyne Group, as applicable, to or for the benefit of the Executive, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.

(e)   If this Section 4 is applicable with respect to an Executive’s receipt of a Reduced Payment, it shall supersede any contrary provision of any plan, arrangement or agreement governing the Executive’s rights to the Payments.

5.      Velodyne’s Successors. Any successor to Velodyne or to all or substantially all of Velodyne’s business and/or assets shall assume Velodyne’s obligations under this Agreement and agree expressly to perform Velodyne’s obligations under this Agreement in the same manner and to the same extent as Velodyne would be required to perform such obligations in the absence of a succession.

6.      Miscellaneous Provisions.

(a)   Modification or Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of Velodyne (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)   Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral, with respect to the subject matter of this Agreement.

(c)   Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(d)   Tax Withholding. Any payments provided for hereunder are subject to reduction to reflect applicable withholding and payroll taxes and other reductions required under federal, state or local law.

(e)   Notices. Any notice required by the terms of this Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or (iii) deposit with nationally recognized overnight courier, with shipping charges prepaid. Notice shall be addressed to Velodyne at its principal executive office (attention: [Chief People Officer/General Counsel]) and to Executive at the address that he or she most recently provided to Veloydne in accordance with this Subsection (e).

(f)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

7.      At-Will Employment. Nothing contained in this Agreement shall (a) confer upon Executive any right to continue in the employ of Velodyne or any other member of the Velodyne Group, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of Executive’s employment with Velodyne or, as applicable, such other member of the Velodyne Group.

8.      Definitions. The following terms referred to in this Agreement shall have the following meanings:

(a)   “Base Salary” means Executive’s base salary as in effect immediately prior to an Involuntary Termination; provided, however, that in the event of a Resignation for Good Reason due to a material reduction in Executive’s base salary, “Base Salary” means Executive’s base salary as in effect immediately prior to such reduction.

(b)   “Cause” means Executive’s (i) unauthorized use or disclosure of the confidential information or trade secrets of Velodyne or any other member of the Velodyne Group, (ii) material breach of any agreement with Velodyne or any other member of the Velodyne Group, (iii) material failure to comply with the written policies or rules of Velodyne or any other member of the Velodyne Group, (iv) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State involving fraud, embezzlement or any other act of moral turpitude, (v) gross negligence or willful misconduct related to the business of Velodyne or any other member of the Velodyne Group, (vi) willful and repeated failure to perform reasonably assigned and essential duties, or (vii) failure to cooperate in good faith with a governmental or internal investigation of Velodyne, any other member of the Velodyne Group, or any of its or their respective directors, officers or employees, if Velodyne or any other member of the Velodyne Group has requested such cooperation. For purposes of this definition, Cause shall not exist unless Velodyne or any other member of the Velodyne Group delivers written notice to Executive specifically identifying the conduct, events or circumstances that may provide grounds for Cause, in reasonable detail. To the extent curable, Executive shall have ten (10) business days following receipt of the notice to cure or remedy such conduct, events or circumstances before any Termination for Cause is finalized.

(c)   “Change in Control” means (i) a sale, conveyance or other disposition of all or substantially all of the assets, property or business of Velodyne, except where such sale, conveyance or other disposition is to a wholly owned subsidiary of Velodyne, (ii) a merger or consolidation of Velodyne with or into another corporation, entity or person, other than any such transaction in which the holders of voting capital stock of Velodyne outstanding immediately prior to the transaction continue to hold a majority of the voting capital stock of Velodyne (or the surviving or acquiring entity) outstanding immediately after the transaction (taking into account only stock of Velodyne held by such stockholders immediately prior to the transaction and stock issued on account of such stock in the transaction), or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of Velodyne; provided, however, that a Change in Control shall not include any transaction or series of related transactions (1) principally for bona fide equity financing purposes or (2) effected exclusively for the purpose of changing the domicile of Velodyne. A series of related transactions shall be deemed to constitute a single transaction for purposes of determining whether a Change in Control has occurred. In addition, if a Change in Control constitutes a payment event with respect to any amount that is subject to Code Section 409A, then the transaction must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

(d)   “Change in Control Period” means the period commencing on the date that is three (3) months prior to the date on which the Change in Control occurs and ending on the date that is twelve (12) months after the date of such Change in Control.

(e)   “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f)    “Involuntary Termination” means either Executive’s (i) Termination Without Cause, or (ii) Resignation for Good Reason.

(g)   “Resignation for Good Reason” means a Separation as a result of Executive’s resignation from employment within 12 months after one of the following conditions has come into existence without Executive’s express written consent: (i) a reduction in Executive’s total target annual cash compensation by more than 10%, other than a general reduction that is part of a cost-reduction program that affects all similarly situated employees in substantially the same proportions, (ii) a relocation of Executive’s principal workplace by more than 25 miles from its location prior to such Change in Control or (iii) a material reduction of Executive’s responsibilities, authority or duties; provided, that a reduction in Executive’s authorities, duties or responsibilities solely by virtue of Velodyne being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when the Chief Executive Officer of Velodyne or another member of the Velodyne Group remains the Chief Executive Officer of Velodyne or such other member of the Velodyne Group following a Change of Control where Velodyne or such other member of the Velodyne Group becomes a wholly owned subsidiary of the acquiror, but is not made the Chief Executive Officer of the acquiring corporation) will not, by itself, constitute grounds for a Resignation for Good Reason. A Resignation for Good Reason will not be deemed to have occurred unless Executive gives Velodyne written notice of the condition within 90 days after the condition comes into existence and Velodyne or any other member of the Velodyne Group fails to remedy the condition within 30 days after receiving such written notice; provided, however, that Velodyne will be deemed to have waived such cure period if Velodyne has communicated that it does not intend to cure such condition.

(h)   “Separation” means a “separation from service” as defined in the regulations under Code Section 409A.

(i)   “Termination Without Cause” means a Separation as a result of the termination of Executive’s employment by Velodyne and all other members of the Velodyne Group, as applicable, without Cause, provided the individual is willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of Velodyne by its duly authorized officer, as of the day and year indicated below.

VELODYNE LIDAR, INC.

Signature:

Print Name:

Title:

Date:

EXECUTIVE

Signature:

Print Name:

Date: